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                                                                    EXHIBIT 12.1

                        SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES
                      (In Thousands, except ratio amounts)


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                                                                                          Nine Months Ended September 30,
                                                                                                2003              2002
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
Earnings
Income (loss) before income taxes and cumulative effect of accounting change..........    $       78,949    $   (128,320)

Minority interest in income of majority owned subsidiaries
 that have not incurred fixed charges.................................................               432             647
Add fixed charges as adjusted (from below)............................................           123,492         139,442
                                                                                          --------------    ------------
                                                                                          $      202,873    $     11,769
                                                                                          --------------    ------------

Fixed charges:
  Interest expense:
         Corporate ...................................................................    $      101,560    $    118,133
         Amortization of debt costs...................................................             6,955           4,880
  1/3 of rental expense...............................................................            14,977          16,429
                                                                                          --------------    ------------
Fixed charges ........................................................................           123,492         139,442
 Less:   Capitalized interest.........................................................                 -               -
                                                                                          --------------    ------------
Fixed charges as adjusted.............................................................    $      123,492    $    139,442
                                                                                          ==============    ============

Ratio (earnings divided by fixed charges).............................................              1.64             (A)
                                                                                          ==============    ============
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(A)  Due to the loss in the nine months ended September 30, 2002, the ratio coverage was less than 1:1. In order to achieve a coverage of 1:1, the
     Company would have had to generate additional income before income taxes and cumulative effects of accounting changes of $127,673.